CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 60 to Registration Statement No. 2-52711 on Form N-1A of our report dated June 23, 2016, relating to the financial statements and financial highlights of Ready Assets Government Liquidity Fund (formerly Ready Assets Prime Money Fund) (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended April 30, 2016. We also consent to references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 25, 2016